Exhibit 99.1

Changes to Collaboration with Novartis

Description	2003 Original Agreement Terms	2012 Termination & Revised Relationship Agreement Terms
Pipeline Rights	• NVS had exclusive WW option to license all clinical products in IDIX pipeline if maintained above 30% ownership • NVS had 50% co-marketing rights in US and Big 5 EU, exclusive commercialization ROW	• IDIX has WW rights to current and future drug candidates • Royalty paid to NVS on IDIX HCV product sales; percentage varies based on commercialized Idenix HCV product
HCV Combo Rights	• If NVS licensed a drug candidate, it had exclusive clinical combination rights • NVS 50% co-marketing rights in US and Big 5 EU, exclusive commercialization ROW	• NVS has a non-exclusive right to conduct HCV combination clinical trials for 7 years • Drug candidates must meet specific criteria before the initiation of a combination trial • Parties may negotiate commercialization agreement in the future for successful combinations
Non-HCV Rights	• NVS had exclusive WW option to license all clinical products in IDIX pipeline for all therapeutic areas if maintained above 30% ownership • NVS had 50% co-marketing rights in US and Big 5 EU, exclusive commercialization ROW	• NVS has no rights to therapeutic areas other than a non-exclusive right to conduct HCV combination clinical trials for 7 years
Tyzeka®/Sebivo® (telbivudine)	• NVS had exclusive WW commercialization of Tyzeka/Sebivo and paid royalty to IDIX on product sales • IDIX made payments to third-parties in connection with intellectual property related to Tyzeka/Sebivo.	• NVS no longer pays a royalty to IDIX on Tyzeka/Sebivo sales • NVS commits to reimbursing IDIX for payments to third-parties in connection with intellectual property related to Tyzeka/Sebivo.
Corporate Governance	• NVS had right to approve changes to capital structure and other material business decisions	• Terminated
Board of Director Representation	• NVS had right to designate two seats or one seat as long as it continued to hold at least 30% or 19.4% ownership, respectively	• NVS has the right to designate one seat as long as it continues to hold at least 15% ownership
Participation Rights in Public or Private Financing	• NVS had right to maintain its equity ownership	• NVS continues to have the right to maintain its equity ownership

July 2012

Idenix PHARMACEUTICALS